Exhibit 3.2

CERTIFICATE OF DESIGNATION OF PREFERENCES
AND RIGHTS OF
SERIES AAA CONVERTIBLE NON-REDEEMABLE PREFERRED STOCK
OF
ATERIAN, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

ATERIAN, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on April 26, 2026:

RESOLVED, pursuant to authority expressly set forth in the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) designated as the Series AAA Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share, of the Corporation is hereby authorized and the number of shares, powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series AAA Convertible Non-Redeemable Preferred Stock (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation of Preferences and Rights of Series AAA Convertible Non‑Redeemable Preferred Stock (“Certificate of Designation”) is hereby approved as follows:

SECTION 1    Designation of Amount.

(a)     1,750,000 shares of Preferred Stock shall be, and hereby are, designated the “Series AAA Convertible Non‑Redeemable Preferred Stock” (the “Series AAA Preferred Stock”), par value $0.0001 per share.

(b)     Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designation, the number of shares of Preferred Stock that are designated as Series AAA Preferred Stock may be increased or decreased by written resolution duly adopted by the Board of Directors, or a duly authorized committee thereof, and the filing of an amendment to this Certificate of Designation pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized; provided, that no decrease shall reduce the number of shares of Series AAA Preferred Stock to a number less than the number of such shares then outstanding. Any shares of Series AAA Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and canceled promptly after the acquisition thereof, and shall become authorized but unissued shares of Preferred Stock and may not be reissued as shares of Series AAA Preferred Stock when the Corporation shall take such action as may be necessary to reduce the number of authorized shares of the Series AAA Preferred Stock and may be reissued as part of a new series of any class or series of Preferred Stock in accordance with the Certificate of Incorporation.

SECTION 2    Certain Definitions.

Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural). In addition, capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

“Board of Directors” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Bylaws” shall mean the Third Amended and Restated Bylaws of the Corporation, as amended from time to time in accordance with their terms and the terms of the Certificate of Incorporation.

“Certificate of Incorporation” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.

“Conversion Notice” shall have the meaning set forth in Section 6(d).

“Conversion Price” shall mean $[•]1, or such higher minimum price as may be required from time to time by the Nasdaq Stock Market, in each case, subject to adjustment from time to time in accordance with Section 6(d).

“Conversion Time” shall have the meaning set forth in Section 6(d).

“Corporation” shall have the meaning set forth in the preamble to this Certificate of Designation.

“DGCL” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Dividend” shall have the meaning set forth in the Purchase Agreement.

“Holder” means any holder of Series AAA Preferred Stock, all of such holders being the “Holders.”

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Legacy Dividend” shall have the meaning set forth in the Purchase Agreement.

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint‑stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Preferred Stock” shall have the meaning set forth in the preamble to this Certificate of Designation.

“Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated April 27, 2026, by and between the Corporation and the Purchaser defined therein (as may be amended or restated from time to time).

“Requisite Holders” shall mean the holders of a majority of the then outstanding shares of Series AAA Preferred Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series AAA Preferred Stock” shall have the meaning set forth in Section 1(a).

“Stated Value” shall mean the per share stated value for a share of Series AAA Preferred Stock of $2.00, subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event with respect to the Series AAA Preferred Stock.

1 Note to Draft: Conversion Price to be determined in accordance with Section 4.6(a) of the Purchase Agreement.

SECTION 3    Voting Rights.

(a)     Non-Voting Stock. Except as otherwise provided by the DGCL, other applicable law or as provided in this Certificate of Designation, the holders of Series AAA Preferred Stock shall not be entitled to vote (or render written consents) on any matter submitted for a vote of (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) holders of Common Stock. Following the date on which the Series AAA Preferred Stock are convertible under Section 6 hereof, except as otherwise provided herein or as required by applicable law, Holders of the Series AAA Preferred Stock shall be entitled to vote with holders of the Common Stock on all matters that such holders of Common Stock are entitled to vote upon, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. Each share of Series AAA Preferred Stock shall entitle the Holder thereof to cast that number of votes per share of Series AAA Preferred Stock on an as converted to Common Stock basis. Notwithstanding the foregoing, to the extent that under the DGCL the vote of the holders of the Series AAA Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the majority of the Holders of the Series AAA Preferred Stock (the “Required Holders”), voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is present or by written consent of the Required Holders (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, shall constitute the approval of such action by both the class or the series, as applicable. For the avoidance of doubt, for purposes of determining the presence of a quorum at any meeting of the stockholders of the Corporation at which the shares of Series AAA Preferred Stock are entitled to vote, the number of shares of Series AAA Preferred Stock and votes represented by such shares shall be counted on an as converted to Common Stock basis. Holders of the Series AAA Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Bylaws and the DGCL.

(b)     Limited Voting Rights. So long as any shares of Series AAA Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the Requisite Holders:

a.	alter, repeal or change the powers, preferences or rights of the Series AAA Preferred Stock or alter or amend this Certificate of Designation so as to adversely affect the Series AAA Preferred Stock;

b.

supplement, amend, restate, repeal, or waive any provision of the Certificate of Incorporation or Bylaws, or file any certificate of amendment, certificate of designation, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series AAA Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise;

c.	increase or decrease (other than by conversion) the number of authorized shares of Series AAA Preferred Stock; or

d.	enter into any agreement with respect to any of the foregoing.

SECTION 4    Dividends.

The shares of Series AAA Preferred Stock shall not have or confer, and the holders of the outstanding shares of Series AAA Preferred Stock shall not have, any right or entitlement to receive or otherwise participate in any dividend or distribution declared or paid by the Board of Directors or the Corporation, including any Dividend or Legacy Dividend, and no dividend shall accrue or be payable on any shares of Series AAA Preferred Stock or the Conversion Shares.

SECTION 5    Liquidation Preference.

(a)     Ranking. The Series AAA Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series AAA Preferred Stock (“Junior Securities”); and (iii) on parity with any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series AAA Preferred Stock (“Parity Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (each, a “Dissolution”).

(b)     Distribution to Series AAA Preferred Stock and Parity Securities. Upon a Dissolution, each Holder shall be entitled to receive, prior and in preference to any distributions of any of the assets or surplus funds of the Corporation (other than distributions that would otherwise constitute Dividends or Legacy Dividends) to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount per share of Series AAA Preferred Stock held by such Holder equal to the greater of (i) the Stated Value, or (ii) such amount per share as would have been payable had all shares of Series AAA Preferred Stock been converted into Common Stock pursuant to Section 6 (without regard to any restrictions on conversion) immediately prior to such Dissolution. If, upon any such Dissolution, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series AAA Preferred Stock the amount required under the preceding sentence, the holders of Series AAA Preferred Stock and the holders of shares of Parity Securities shall share in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series AAA Preferred Stock and Parity Securities held by them upon such distribution if all amounts payable on or with respect to such shares of Series AAA Preferred Stock and Parity Securities were paid in full. For the avoidance of any doubt, but without limiting the foregoing, neither a change in control of the Corporation, the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

SECTION 6    Conversion Rights.

(a)     General. Subject to and upon compliance with the provisions of this Section 6 and subject to the Corporation’s stockholders approving each of (A) an increase in the number of authorized shares of Common Stock to enable the Corporation to issue all of the shares of Common Stock that are issuable upon the conversion of the Series AAA Preferred Stock and any Series AA Preferred Stock, par value $0.0001 per share (the “Series AA Preferred Stock”), that is issued and outstanding and (B) the conversion of the Series AAA Preferred Stock and any Series AA Preferred Stock that is issued and outstanding into shares of Common Stock in accordance with the listing rules of the Nasdaq Stock Market (the “Stockholder Approvals”), and subject to the Corporation filing an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Charter Amendment”) with respect to the foregoing matters, each Holder shall be entitled, at its option, at any time and from time to time after the Stockholder Approvals and the filing of the Charter Amendment, to convert all or any such shares of Series AAA Preferred Stock into the number of fully paid and nonassessable shares of Common Stock equal to the number obtained by dividing (i) the Stated Value of such Series AAA Preferred Stock by (ii) the Conversion Price in effect at the Conversion Time (determined as provided in this Section 6) (any such shares, “Conversion Shares”).

(b)     Fractions of Shares. Fractional shares of Common Stock may not be issued in connection with any conversion of the Series AAA Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price.

(c)     Adjustments to Conversion Price.

(i)     Upon Subdivisions. If, at any time after the date the first share of Series AAA Preferred Stock was issued, the number of shares of Common Stock outstanding is increased by a subdivision of shares of Common Stock, then, following the record date for the determination of holders of Common Stock affected by such subdivision, the Conversion Price in effect immediately before such subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of Series AAA Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

(ii)     Upon Combinations. If, at any time after the date the first share of Series AAA Preferred Stock was issued, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price in effect immediately before such combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series AAA Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(iii)     Stock Dividends. If, at any time after the date the first share of Series AAA Preferred Stock was issued, the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, any shares of Series AA Preferred Stock or Series AAA Preferred Stock), then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction: (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution. Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 6(c)(iii) as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series AAA Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series AAA Preferred Stock had been converted into Common Stock on the date of such event.

(iv)     Reorganization, Reclassification, Merger or Consolidation. If at any time or from time to time there shall be a reorganization, recapitalization, reclassification, merger or consolidation involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or property (other than a subdivision or combination provided for elsewhere in this Section 6), then, as a part of such reorganization, recapitalization, reclassification, merger, or consolidation, provision shall be made so that holders of Series AAA Preferred Stock shall thereafter be entitled to receive upon conversion of the Series AAA Preferred Stock, the kind and amount of shares of stock, cash or other property to which such holder would have been entitled if such holder had converted its shares of Series AAA Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series AAA Preferred Stock after the reorganization, recapitalization, reclassification, merger or consolidation, to the end that the provisions of this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price then in effect for the Series AAA Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(d)     Exercise of Conversion Privilege. In order to effect the conversion set forth in Section 6(a), the holder of the applicable share(s) of Series AAA Preferred Stock shall, (i) provide written notice in the form attached hereto as Annex A (a “Conversion Notice”) to the Corporation, that the Holder elects to convert all such shares of Series AAA Preferred Stock or, if less than the entire amount thereof is to be converted, the portion thereof to be converted and (ii) if such Holder’s shares are certificated, surrender the certificate evidencing such shares of Series AAA Preferred Stock, duly endorsed or assigned to the Corporation in blank. The Conversion Notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the shares of Common Stock to be issued and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Conversion Notice to the Corporation (such date, the “Conversion Time”). If no Conversion Time is specified in a Conversion Notice, the Conversion Time shall be as of immediately prior to the close of business on the Business Day that such Conversion Notice is delivered to the Corporation, or if such day is not a Business Day or if the Conversion Notice is delivered after regular business hours, the next Business Day. The shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such Conversion Time. As promptly as practicable on or after the Conversion Time, the Corporation shall issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon conversion (or a notice of such issuance if uncertificated shares are issued). In the case of any certificate evidencing shares of Series AAA Preferred Stock that is converted in part only, upon such conversion the Corporation shall also execute and deliver a new certificate evidencing the number of shares of Series AAA Preferred Stock that are not converted (or a notice of such issuance if uncertificated shares are issued).

(e)     Subsequent Equity Sales. If the Corporation or any Subsidiary thereof, as applicable, shall sell, enter into an agreement to sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Conversion Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Conversion Price shall be reduced and only reduced to equal the Base Share Price. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 6(e) in respect of an Exempt Issuance. The Corporation shall notify the Holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to this Section 6(e), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms.

(f)     Notice of Adjustment of Conversion Price. Whenever the provisions of Section 6(c) require that the Conversion Price be adjusted as herein provided, the Corporation shall compute the adjusted Conversion Price in accordance with Section 6(c) and shall prepare a certificate signed by the Corporation’s principal executive officer or principal financial officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Corporation’s books and records and mailed by the Corporation at its expense to all holders of Series AAA Preferred Stock at their last addresses as they shall appear in the stock register.

(g)     Corporation to Reserve Common Stock. Following the receipt of Stockholder Approvals and the filing of the Charter Amendment, the Corporation shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of the Common Stock held in treasury, for the purpose of effecting the conversion of Series AAA Preferred Stock, the full number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series AAA Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series AAA Preferred Stock, the Corporation will take any corporate action that, in the opinion of its counsel, is necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(h)     Taxes on Conversions. The Corporation will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series AAA Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series AAA Preferred Stock to be converted (nor shall the Corporation be responsible for any other taxes payable by the holders of the Series AAA Preferred Stock), and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

SECTION 7    Waiver. Notwithstanding anything to the contrary herein, any provisions of this Certificate of Designation may be waived on behalf of all of the holders of Series AAA Preferred Stock by the affirmative written consent or vote of the Requisite Holders.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Preferences and Rights to be duly executed by its Chief Executive Officer, this ___ day of April, 2026.

By:
	Name:	Arturo Rodriguez
	Title:	Chief Executive Officer

ANNEX A

CONVERSION NOTICE

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES AAA PREFERRED STOCK)

The undersigned being the Holder of Aterian, Inc., a Delaware corporation (the “Corporation”) Series AAA Convertible Non-Redeemable Preferred Stock (the “Series AAA Preferred Stock”) hereby elects to convert the number of shares of Series AAA Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Corporation, according to the conditions as set forth in the Certificate of Designation of Preferences and Rights of Series AAA Convertible Non-Redeemable Preferred Stock (the “Certificate of Designation”), as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Securities Purchase Agreement, dated April 27, 2026. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series AAA Preferred Stock owned prior to Conversion:

Number of shares of Series AAA Preferred Stock to be Converted:

Stated Value of shares of Series AAA Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Series AAA Preferred Stock subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions:

Broker no: ______________________________

Account no: _____________________________

[HOLDER]

By:
Name:
Title: